EXHIBIT 99.2

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer
 investorrelations@sportchalet.com

(818) 949-5300 ext. 5728

SPORT CHALET ELECTS MIKI BERARDELLI TO ITS BOARD OF DIRECTORS

Eric Olberz Steps Down after 20 Years of Service

LOS ANGELES – (Oct. 14, 2013) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB), a premier, full service specialty sporting goods retailer, today announced that it has elected Miki R. Berardelli, Chief Marketing Officer for Tory Burch, a women’s fashion clothing and accessories company, to the company’s Board of Directors.

“We are thrilled to have Miki join our Board and the Sport Chalet organization. She brings to us her years of working for some of the most recognizable and forward-thinking brands in the retail industry,” said Craig Levra, Sport Chalet’s Chairman and Chief Executive Officer. “As Sport Chalet embarks on our next phase of growth, our mobile and digital footprint and marketing initiatives are all critical components of our growth strategy, and Miki’s extensive experience meeting consumers when, where and how they shop will be an asset to our company.”

Ms. Berardelli has more than 20 years of marketing and e-commerce experience. As Chief Marketing Officer for Tory Burch, she oversees global marketing, public relations and e-commerce. Prior to joining Tory Burch in 2009, Ms. Berardelli spent eight years at Ralph Lauren. As the Senior Vice President of Marketing, she developed and led the multi-channel marketing strategy for the retail businesses.

Serving her second term as Board Chairman, Ms. Berardelli is actively involved in Shop.org, the digital division of the National Retail Federation. She also serves on the Board of Giggle Inc., a multi-channel baby products and lifestyle brand.

Ms. Berardelli earned a bachelor of arts from the University of Iowa and a master’s degree from Northwestern University.

Ms. Berardelli succeeds Eric Olberz, son of company founders Norbert and Irene Olberz, and Chief Financial Officer of several real estate corporations controlled by the Olberz Family Trusts, who stepped down from the Board of Directors after 20 years of service.

“It has been a great pleasure serving on Sport Chalet’s Board,” said Mr. Olberz. “My departure allows the Board to make room for a new director whose experience is more closely aligned with the company’s strategic growth initiatives. My family and I continue to believe that Craig and his team have made great strides in positioning the company for future growth and success.”

Mr. Levra commented, “Eric’s leadership and guidance over these many years have been invaluable, and we greatly appreciate his unwavering commitment to serving the best interests of Sport Chalet and its shareholders. He provided valuable counsel for a variety of business issues, particularly from an accounting and operational perspective. The entire Board and I wish to thank Eric for his tremendous contributions and dedication to our company. While I will miss his counsel and insights as a director, I am sure his role as a significant private shareholder will continue to benefit the company and all of its shareholders. I look forward to his ongoing support."

About Sport Chalet, Inc.

Sport Chalet is a premier, full service specialty sporting goods retailer featuring the industry's top sports brands in apparel, footwear, and sports equipment. Founded in 1959 by Norbert Olberz, the company has 52 stores in Arizona, California, Nevada and Utah; an online store at www.sportchalet.com; a Team Sales Division; and offers more than 50 specialty services for the sports enthusiast, including online same day delivery, climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, team sales, gait analysis, baseball/softball glove steaming and lacing, racquet stringing, and bicycle tune-up and repair at its store locations. For more information, visit Sport Chalet at www.sportchalet.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the specific forward looking statements in this release and the risks associated with each, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, the Company’s ability to manage the growth of its Team Sales Division and online business, the Company’s ability to regain or subsequently maintain compliance with the requirements for continued listing of its Class B Common Stock, changes in costs of goods and services, and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.